Exhibit 10.4

Gerald R. Newman & Associates

162 N. Hamel Drive

Suite 101

Beverly Hills, California 90211

Tel. (310) 871-3996

Fax (310) 289-1015

Email gman90211@gmail.com

June 23, 2021

PERSONAL AND CONFIDENTIAL

BullFrog AI Holdings, Inc.

325 Ellington Blvd., #317

Gaithersburg, MD 20878

Attn:	Vin Singh – Chief Executive Officer

Dear Mr. Singh,

This Business Services Development Agreement (the “Agreement”) confirms the terms and conditions of the engagement of Gerald R. Newman, (“CONSULTANT”) by BullFrog AI Holdings, Inc., a Delaware Corporation (the “Company”) to render certain professional services to the Company.

Whereas, CONSULTANT has assisted hundreds of companies over the past 40 years with business development, including helping both private and public companies with improving valuation, strategic relationships, acquisitions, licensing, recruiting key personnel, improving domestic/international distribution, public company resources, both as a consultant and/or business attorney (now recently retired), and

Whereas, CONSULTANT has of June 18, 2021 commenced to assist the Company with general business consulting, strategic relationships and the recruiting of certain key personnel, and

Whereas, CONSULTANT and the Company desire to memorialize their prior oral agreement with this written Business Services Development Agreement,

Consultant__GRN	Company	(initial)

NOW THEREFOR, FOR ADEQUATE CONSIDERATION, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Business Goals of the Company

(a)	The CEO of the Company has indicated that he would like assistance in building value for the Company by having:

1)	New customer acquisition opportunities that could be beneficial to the Company
2)	Intellectual Property (IP) acquisition and licensing opportunities that could be beneficial to the Company
3)	New product opportunities that could be beneficial to the Company
4)	New domestic and international distribution channels that could be beneficial to the Company
5)	New advertising and marketing opportunities that could be beneficial to the Company
6)	Service providers who can assist the Company in the process of obtaining a Nasdaq listing, including an experienced and available PCAOB Auditor, an experienced and available SEC Attorney, and an experienced and available NASDAQ Process Coordinator.
7)	Service providers to assist with Company Public Press Releases
8)	Service providers to assist with Company Investor Relations
9)	Service providers who can assist with opening Stock Brokerage Accounts for thousands of the Company’s shareholders
10)	Such other assistance the Company and the CONSULTANT may agree upon during the term of the CONSULTANT’S engagement.

2.	CONSULTANT shall provide the following services, if requested, to Assist the Company with its Business Goals

(a)	Sales goals - at the request of the CEO review the Company sales plans, resources, personnel requirements and potential challenges. Offer such advice and referral of experts as may be helpful
(b)	Business acquisition opportunities – CONSULTANT has over the years established connections with business brokers and M&A firms, both domestic and international, and is familiar with the relevant databases of such opportunities
(c)	Intellectual Property (IP) acquisition and licensing – CONSULTANT has over the years established business connections with patent attorneys and licensing attorneys and is familiar with the relevant databases of such opportunities
(d)	New product opportunities – CONSULTANT has over the years established business connections with new product developers and has access to the relevant databases.
(e)	New domestic and international distribution channels – CONSULTANT has owned,operated and partnered in various businesses and has become familiar with domestic and international distribution channels on a worldwide basis
(f)	New advertising and marketing opportunities – CONSULTANT has owned and operated a national advertising and marketing firm, including print, radio, TV, digital and nationwide informercials (one of which did over $100 million in sales)

Consultant__GRN	Company	(initial)

(g)	Service providers who can assist with a Nasdaq listing

1)	PCAOB Auditor – CONSULTANT has sourced an experienced and available Auditor and the Company has the opportunity to enter into an agreement with the Auditor that it deems acceptable. CONSULTANT will continue to work with the Auditor and the Company to make sure the audit is completed in a timely and professional manner.
2)	SEC Attorney – CONSULTANT has sourced an experienced and available SEC Attorney and the Company has the opportunity to enter into an agreement with the Attorney that it deems acceptable. CONSULTANT will continue to work with the SEC attorney and the Company to make sure the necessary legal process for a NASAQ listing is completed in a timely and professional manner.
3)	NASDAQ Process Coordinator – CONSULTANT has sourced an experienced and available NASDAQ Process Coordinator and the Company has the opportunity to enter into an agreement with the NASDAQ Process Coordinator that it deems acceptable. CONSULTANT will continue to work with the NASDAQ Process Coordinator to make sure the necessary NASDAQ listing process is completed in a timely and professional manner (for details see 1), below).

(h)	Service provider for Public Press Releases – CONSULTANT has advised numerous public companies and has business connections with various firms that write and publish public company press releases
(i)	Service provider for Investor Relations – CONSULTANT has advised numerous public companies and has business connections with various Investor Relations firms
(j)	Service provider for shareholder Stock Brokerage Accounts – CONSULTANT has assisted the shareholders of various public companies to open Stock Brokerage Accounts including a company CONSULTANT took public and that at the time had four thousand individual investors

1)	Details: NASDAQ financial requirements coordinator, underwriter negotiator, and NASDAQ listing process supervisor for the Company (the “NASDAQ Process Coordinator”) working in conjunction with the CONSULTANT will:

●	Assist the Company in responding to comments from the NASDAQ Listing Qualifications Staff, if requested;

●	Assist the Company in preparing a Code of Conduct applicable to all directors, officers and employees, including but not limited to, insiders trading policies, if requested;

●	Assist the Company in preparing employment agreements for all directors and executive officers, if requested;

●	Assist the Company to setup the Company’s nomination system for all directors;

●	Advise and assist the Company in the conversion of its financial reporting systems, including its projected financial statements, to a format that is consistent with United States GAAP (Generally Accepted Accounting Principles);

●	Review and advise the Company on all documents and accounting systems relating to its finances and transactions, with the purpose of bringing such documents and systems into compliance with United States GAAP or disclosures required by SEC;

Consultant__GRN	Company	(initial)

●	Provide necessary consulting services and support as a liaison for the

●	Company to third-party service providers, including coordination amongst the Company and their related attorneys, CPAs and the transfer agent;

●	Provide management training to the senior management of the Company, pertaining to usual and customary practices for public companies with business plans similar to the Company’s business plan;

●	Assist the Company with Edgarization of Initial Public Offering related filings with the United States Securities and Exchange Commission, including Forms S-1, XBRL Filings for financial statements, footnotes.

3.	Services Fees. The Company agrees to pay CONSULTANT for the services set forth in this Agreement a professional service fee (“Services Fee” or “Securities”) consisting of:

Common Shares: Three Percent (3%) of the fully diluted equity of the Company as measured by the capital equity table immediately prior to listing on NASDAQ or any other Exchange. The Company will, within 14 days of signing of this Agreement, deliver a copy of a stock certificate for common shares representing 3% of the current and outstanding equity with a ‘true-up’ amount to be delivered within thirty days prior to its expected listing day.

Warrants: The Company shall grant CONSULTANT five-year warrants to purchase 1,000,000 shares of the Company’s common stock at $1.00 per share. All warrants will vest 30 days prior to an expected going public transaction. The parties agree to attach a Form of Warrants, including cash-less exercise, as Exhibit B within thirty days of its expected listing day.

Considering that the Company is in the process of finalizing its capitalization, the Company is authorized to reduce the CONSULTANT’S warrants so that the Consultant beneficially owns no more than 9.95% of the Company’s capital stock when combined with granted and vested warrants as of the time of listing.

Consultant__GRN	Company	(initial)

Leak-out Transition Fee. It is contemplated that CONSULTANT will be under a stock lock- up/leak-out agreement once the Company is listed as a public company, therefore CONSULTANT shall be entitled to be paid as an independent contractor on the first of each month the sum of seven thousand five hundred dollars first commencing when the Company is publicly listed and ending twelve months thereafter.

i.	Except as provided by the vesting provisions of the warrants, the Services Fee shall be deemed fully earned upon signing this Agreement. The Consultant makes no representations with respect to the success of his and the Company’s efforts to achieve their above stated Business Goals.

ii.	In addition to any fees that may be payable to CONSULTANT under this Agreement, the Company agrees to reimburse CONSULTANT, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with CONSULTANT’s activities under this Agreement, including the reasonable fees and travel expenses for the meetings on behalf of the Company. All such fees, expenses and costs will be pre-approved by the Company in writing, and billed at any time by CONSULTANT and are payable by the Company when invoiced. Upon expiration of the Agreement any unreimbursed fees and expenses will be immediately due and payable.

4.	Term. The term of this Agreement shall commence on June 23, 2021 and end on June 23, 2023, (the “Term”). This Agreement may be renewed upon mutual written agreement of the parties hereto. Any obligation pursuant to this Paragraph 4, and pursuant to Paragraphs 3 (payment of fees), 5 (indemnification), 6 (matters relating to engagement), 7 (governing law); 8 (attorney fees) and 11 (miscellaneous) hereof, shall survive the termination or expiration of this Agreement. As stated in the foregoing sentence, the parties specifically agree that in the event the Company terminates this Agreement prior to expiration of the Term for any reason other than material breach of this Agreement by CONSULTANT, the full Service Fee shall become immediately due and payable.

5.	Indemnification. In addition to the payment of fees and reimbursement of fees and expenses provided for above, the Company agrees to indemnify CONSULTANT and its affiliates with regard to the matters contemplated herein, as set forth in Exhibit A, attached hereto, which is incorporated by reference as if fully set forth herein.

6.	Matters Relating to Engagement. The Company acknowledges that CONSULTANT has been retained solely to provide the services set forth in this Agreement.

In rendering such services, CONSULTANT shall act as an independent contractor, and any duties of CONSULTANT arising out of its engagement hereunder shall be owed solely to the Company. The Company further acknowledges that CONSULTANT may perform certain of the services described herein through one or more of its affiliates, and provide similar services for other non-competitive companies. Consultant acknowledges that they will devote sufficient time to performing its services under the Agreement.

Consultant__GRN	Company	(initial)

The Company acknowledges and agrees that in connection with the performance of CONSULTANT’s services hereunder (or any other services) that neither CONSULTANT nor any of its employees will be providing the Company with legal, tax or accounting advice or guidance (and no advice or guidance provided by CONSULTANT or its employees to the Company should be construed as such) and that neither CONSULTANT nor its employees hold itself or themselves out to be advisors as to legal, tax, accounting, financing or regulatory matters in any jurisdiction, nor will the CONSULTANT be responsible for obtaining any investments in the Company. CONSULTANT may retain attorneys and accountants that are for CONSULTANT’s benefit, and CONSULTANT may recommend a particular law firm, accounting/audit firm, broker-dealer / Investment Banking firm, Investor Relations firm, or digital marketing firm to be engaged by the Company. However, CONSULTANT makes no recommendation as to the outcome of such referrals, nor does CONSULTANT guarantee or warrant the work product of any referral. The Company shall consult with its own legal, tax, accounting and financial advisors concerning all matters and advice rendered by CONSULTANT to the Company, and the Company shall be responsible for making its own independent investigation and appraisal of the risks, benefits and suitability of the advice and guidance given by CONSULTANT to the Company. Neither CONSULTANT nor its employees shall have any responsibility or liability whatsoever to the Company or its affiliates with respect thereto.

The Company recognizes and confirms that in performing its duties pursuant to this Agreement, CONSULTANT will be using and relying on data, material, and other information furnished by the Company, a third-party provider, or their respective employees and representatives (“the Information”). The Company will cooperate with CONSULTANT and will furnish CONSULTANT with all Information concerning the Company and any financial information or organizational or transactional information which CONSULTANT deems appropriate, and Company will provide CONSULTANT with access to the Company’s officers, directors, employees, independent accountants and legal counsel for the purpose of performing CONSULTANT’s obligations pursuant to this Agreement.

The Company hereby agrees and represents that all Information furnished to CONSULTANT pursuant to this Agreement shall be accurate and complete in all material respects at the time provided, and that, if the Information becomes materially inaccurate, incomplete or misleading during the term of CONSULTANT’s engagement hereunder, the Company shall promptly advise CONSULTANT in writing. Accordingly, CONSULTANT assumes no responsibility for the accuracy and completeness of the Information. In rendering its services, CONSULTANT will be using and relying upon the Information without independent verification evaluation thereof.

Consultant__GRN	Company	(initial)

7.	Representations and Warranties by CONSULTANT. CONSULTANT, by his acceptance of the Securities he agrees to accept for payment, represents and warrants to Company as follows:

(a)	CONSULTANT is acquiring the Securities he agrees to accept for payment with the intent to hold as an investment and not with a view of distribution.

(b)	CONSULTANT is an “accredited investor” within the definition contained in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), and is acquiring the Securities for its own account, for investment, and not with a view to, or for sale in connection with, the distribution thereof or of any interest therein. CONSULTANT has adequate net worth and means of providing for his current needs and contingencies and is able to sustain a complete loss of the investment in the Securities, and has no need for liquidity in such investment. CONSULTANT, himself or through his officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Securities, and CONSULTANT, either alone or through his officers, employees or agents, has evaluated the merits and risks of the investment in the Securities.

(c)	CONSULTANT acknowledges and agrees that it is acquiring the Securities hereunder based upon his own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Company.

(d)	CONSULTANT has no contract, arrangement or understanding with any broker, finder, investment bank, financial intermediary, or similar agent with respect to any of the transactions contemplated by this Agreement.

8.	Governing Law, Consent to Jurisdiction, Attorney Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict of laws provisions. All disputes arising out of or in connection with this agreement, or in respect of any legal relationship associated with or derived from this agreement, shall only be heard in any competent court residing in Los Angeles County, California. Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. The Company further waives any objection to venue in any such action or proceeding on the basis of inconvenient forum. The Company agrees that any action on or proceeding brought against CONSULTANT shall only be brought in such courts. In the event CONSULTANT shall refer this Agreement to an attorney to enforce the terms hereof, the Company agrees to pay all the costs and expenses incurred in attempting or effecting the enforcement of the CONSULTANT’s rights, including reasonable attorney’s fees, whether or not suit is instituted.

Consultant__GRN	Company	(initial)

9.	No Brokers. The Company represents and warrants to CONSULTANT that there are no brokers, representatives, service providers under this Agreement or other persons which have an interest in compensation due to CONSULTANT from any services contemplated herein.

10.	Authorization. The Company and CONSULTANT represent and warrant that each has all requisite power and authority, and all necessary authorizations, to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument (including third-party contracts, wills, court orders, regulatory orders, etc.) to which it is a party or bound.

11.	Miscellaneous. This Agreement constitutes the entire understanding and agreement between the Company and CONSULTANT with respect to the subject matter hereof and supersedes all prior understandings or agreements between the parties with respect thereto, whether oral or written, express or implied. Any amendments or modifications must be executed in writing by both parties. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors, but may not be assigned without the prior written approval of the other party. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. CONSULTANT hereby discloses that he is a retired attorney, in good standing, whose Bar license in California is currently non-active; he is not providing legal services under this Agreement nor being paid for such by the Company.

12.	Previous Agreement. CONSULTANT and the Company having previously entered into a Non-Disclosure and Non-Circumvention Agreement, regarding persons hired by the Company, CONSULTANT agrees to issue a full and complete release and waiver to the Company upon CONSULTANT receiving the shares and warrants herein provided for in this Agreement.

Please confirm that the foregoing correctly sets forth our agreement by signing below in the space provided, placing your initials on the bottom left of each page and returning this Agreement to CONSULTANT fully executed, which shall constitute a binding agreement as of the date first above written.

Consultant__GRN	Company	(initial)

CONSULTANT

By:	Gerald R. Newman
Name:	Gerald R. Newman, an individual

AGREED TO AND ACCEPTED

DATE: JUNE 23, 2021

BullFrog AI Holdings, Inc.

By:
Name:	Vin Singh
Title:	Chief Executive Officer

AGREED TO AND ACCEPTED DATE: JUNE 23, 2021

Consultant__GRN	Company	(initial)

EXHIBIT A: INDEMNIFICATION

The Company agrees to indemnify CONSULTANT, its employees, directors, officers, agents, affiliates, and each person, if any, who controls it within the meaning of either Section 20 of the Securities Exchange Act of 1934 or Section 15 of the Securities Act of 1933 (each such person, including CONSULTANT is referred to as “Indemnified Party”) from and against any losses, claims, damages and liabilities, joint or several (including all legal or other expenses reasonably incurred by an Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability) (“Damages”), to which such Indemnified Party, in connection with providing its services or arising out of its engagement hereunder, may become subject under any applicable Federal or state law or otherwise, including but not limited to liability or loss (i) caused by or arising out of an untrue statement or an alleged untrue statement of a material fact or omission or alleged omission to state a material fact by the Company necessary in order to make a statement not misleading in light of the circumstances under which it was made, (ii) caused by or arising out of any act or failure to act by the Company, or (iii) arising out of CONSULTANT’s engagement or the rendering by any Indemnified Party of its services under this Agreement; provided, however, that the Company will not be liable to the Indemnified Party hereunder to the extent that any Damages resulted from the negligence, gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.

These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If for any reason, other than a final non-appealable judgment finding an Indemnified Party liable for Damages for its gross negligence or willful misconduct the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Company shall contribute to the amount paid or payable by an Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and the Indemnified Party on the other, but also the relative fault of the Company and the Indemnified Party as well as any relevant equitable considerations.

Promptly after receipt by the Indemnified Party of notice of any claim or of the commencement of any action in respect of which indemnity may be sought, the Indemnified Party will notify the Company in writing of the receipt or commencement thereof and the Company shall have the right to assume the defense of such claim or action (including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of fees and expenses of such counsel and any monetary settlement), provided that the Indemnified Party shall have the right to control its defense if, in the opinion of its counsel, the Indemnified Party’s defense is unique or separate to it as the case may be, as opposed to a defense pertaining to the Company. In any event, the Indemnified Party shall have the right to retain counsel reasonably satisfactory to the Company, at the Company’s sole expense, to represent it in any claim or action in respect of which indemnity may be sought and agrees to cooperate with the Company and the Company’s counsel in the defense of such claim or action. In the event that the Company does not promptly assume the defense of a claim or action, the Indemnified Party shall have the right to employ counsel to defend such claim or action. Any obligation pursuant to this Annex shall survive the termination or expiration of the Agreement.

BullFrog AI Holdings, Inc.

By:
Name:	Vin Singh
Title:	Chief Executive Officer	Dated:	June 23, 2021

Consultant__GRN	Company	(initial)

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